Annual Shareholders Meeting

"The Fund held its annual shareholders meeting on February 26, 1999. At the meeting, preferred" shareholders voted separately on the election of the nominee proposed for election. Common and preferred shareholders voted together on the election of the nominee proposed for election and ratified the selection of PricewaterhouseCoopers LLP as the independent accountants of the Fund.
The following table provides information concerning the matters voted on at the meeting:

	1     Election of Directors

	      Nominee               Votes For       Withheld Authority
	      Stephen J. Treadway *.."1,100"                0
	      Raymond D. Horton ... "6,239,164"         "123,786"

	2     Ratification of PricewaterhouseCoopers LLP as the
	      Independent Accountants of the Fund

	      Votes For               Votes Against    Votes Abstained
	      "6,225,705"             "63,828"           "73,417"











		The following table provides information concerning the Directors of the Fund:


		Director                Term expiration
		Raymond D. Horton               2002 Annual Meeting
		Stephen J. Treadway *           2002 Annual Meeting
		Jeswald W. Salacuse             2000 Annual Meeting
		Robert L. Rosen *               2001 Annual Meeting

*   Preferred stock director